EXHIBIT 10.72

COLUMBIA STATE BANK
CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is made and entered into effective this 2nd day of December 2019, by and between COLUMBIA STATE BANK, a Washington banking corporation (the “Bank”) and wholly owned subsidiary of Columbia Banking System, Inc. (“CBSI” and, together with the Bank, the “Company”) and Kumi Yamamoto Baruffi (“Employee”).

Recitals

A. The Bank currently receives the exclusive services of Employee as its employee, and Employee desires that this employment relationship continue.

B. The Bank desires to provide a severance benefit to Employee (i) to encourage Employee to continue employment with the Bank; (ii) to continue obtaining Employee’s services in the event of a potential Change in Control (as defined below) of CBSI that may be detrimental to Employee; and (iii) to allow CBSI to maximize the benefits obtainable by its shareholders from any Change in Control.

In consideration of the mutual promises, covenants, agreements and undertakings contained in this Agreement, the parties hereby contract and agree as follows:

Agreement

1.Term. The term of this Agreement (“Term”) shall commence as of the date first above written and shall end on the earlier of the termination of Employee’s employment in a manner that does not constitute a Termination Event or on the fifth anniversary of the date first above written, unless extended in writing by the parties.

2. Severance Benefit. In the case of a Termination Event, as defined in Section 4:

(a) the Bank shall pay to Employee all salary and benefits earned through the effective date of Employee’s termination and a severance benefit (“Severance Benefit”) in an amount equal to two times the amount of Employee’s then-current annual base salary;

(b) vesting of any stock options and lapse of all restrictions with respect to any restricted stock awards shall occur; and

(c) Bank shall pay or promptly reimburse Employee for the full amount of COBRA premiums incurred by Employee for coverage under the Bank’s group health plans for Employee and his or her eligible dependents (the “COBRA Amount”) during the period commencing on the effective date of termination and ending on the 18-month anniversary thereof, provided such reimbursement shall immediately cease in the event Employee becomes eligible to participate in the health insurance plan of a subsequent employer. If Employee’s termination of employment occurs prior to the effective date of a Change in Control, then, within 60 days following the Termination Event, the Bank shall provide Employee the COBRA Amount for each month in which Employee and/or Employee’s eligible dependents elected to continue healthcare coverage prior to the date of the Change in Control.

Payment of the Severance Benefit shall begin, and vesting and lapse of restrictions described in paragraph 2(b) above shall occur, (i) in the case of a Termination Event described in paragraph 4.1, upon the effective date of termination, and (ii) in the case of a Termination Event described in paragraph 4.2, upon the effective date of the Change in Control which is then pending (or announced within sixty days of the date when the Employee’s employment terminated). The Severance Benefit shall be paid over a two year period in equal monthly payments without interest on the last day of each month, beginning with the month in which the Termination Event described in paragraphs 4.1 or 4.2, as the case may be, occurs.

3. Other Compensation and Terms of Employment. Except with respect to the Severance Benefit, this Agreement shall have no effect on the determination of any compensation payable by the Bank to the Employee, or upon any of the other terms of Employee’s employment with the Bank.

4. Termination Events. A Termination Event shall be deemed to occur upon, and only upon, one or more of the following:

4.1 Termination of Employee’s employment by the Bank without Cause (as defined below) or by Employee for Good Reason (as defined below) within 365 days following the effective date of a Change in Control; or

4.2 Termination of Employee’s employment by the Bank without Cause prior to a Change in Control if such termination occurs at any time from and after sixty days prior to the public announcement by the CBSI or any other party of a transaction which will result in a Change in Control; provided that the effective date of the Change in Control occurs within eighteen (18) months of Employee’s termination.

5. Restrictive Covenant.

5.1 Non-competition. Employee agrees that, during Employee’s employment with the Bank or any of its affiliates, and for a period of two years after commencement of the payment to Employee of the Severance Benefit, Employee will not directly or indirectly, be employed by, perform services for, or act directly or indirectly as an employee, agent, stockholder (other than passive holdings of less than two percent (2%) of the outstanding shares of a publicly-traded company), member, officer, director, co-partner, advisor, or in any other individual or representative capacity, on behalf of a Conflicting Organization in the Bank’s Market Area (each capitalized term as defined below); provided that Employee’s covenant not to compete as set forth herein shall terminate in the event Employee waives the right to payment of any balance of the Severance Benefit then payable. The provisions restricting competition by Employee may be waived by action of the Board. Employee acknowledges that the Company currently has operations in various counties within the states of Washington, Oregon, and Idaho, that the Company plans to continue to expand its operations and presence within these states and other states, and that as a member of the Company’s senior management, Employee’s services are integral to these operations and expansion plans. Employee recognizes and agrees that any breach of this covenant by Employee will cause immediate and irreparable injury to the Company, and Employee hereby authorizes recourse by the Bank or CBSI to injunction and/or specific performance, as well as to other legal or equitable remedies to which either may be entitled.

5.2 Non-interference. During the non-competition period described in paragraph 5.1, Employee shall not (a) solicit or attempt to solicit any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee of the Company, (b) solicit or attempt to solicit any customer of the Company to cease doing business with the Company or to otherwise divert such customer’s business from the Company, or (c) solicit or attempt to solicit any supplier, licensee, or other business relations of the Company to cease doing business with the Company. Solicitation prohibited under this paragraph 5.2 includes solicitation by any means, including, without limitation, meetings, phone calls, letters or other mailings, and electronic and internet communications of any kind, or any other type of conduct intended or reasonably calculated to induce or urge a client, customer, or employee to discontinue, in whole or in part, its employment or business relationship with the Bank.

5.3 Confidentiality. Unless disclosure is otherwise required by legal or regulatory requirements, Employee shall keep all terms of this Agreement, including the existence of this Agreement and the amount of the Severance Benefit, strictly confidential. Employee shall keep this Agreement in a private location and shall use his or her best efforts to prevent this Agreement from being seen by others, including co-workers.

6. Section 280G of the Code.

6.1 Payments. In the event that any payments or benefits (whether under this Agreement or otherwise) payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (i) reduction of cash payments; (ii) reduction of vesting acceleration of equity awards; and (iii) reduction of other benefits paid or provided to Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

6.2 Accounting Firm. All determinations required to be made under this

Section 6, including the reduction payments hereunder and the assumptions to be utilized in arriving at such determinations, will be made by a public accounting firm or other advisor that is retained by the Company in its reasonable discretion (the “Accounting Firm”) and whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee agree to furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this provision. Any determinations by the Accounting Firm with respect to whether any payments or benefits are subject to reduction under this Section 6 will be binding upon the Company and Employee.

7. Definitions.

7.1 Bank’s Market Area. “Bank’s Market Area” shall include the following locations, either during Employee’s employment or at the time of Employee’s termination from employment: (a) any counties in the States of Washington, Oregon and Idaho in which the Bank (or any Bank subsidiary, affiliate, related business entity, successor, or assign) maintains a branch or other office, and all counties bordering on any such county, or (b) any counties in other States in which the Bank (or any Bank subsidiary, affiliate, related business entity, successor, or assign) maintains a branch or other office, and all counties bordering on any such county, or (c) any other county in which the Bank or an affiliate or related business entity has bona fide documented plans to establish a branch or office, as demonstrated by minutes of board of director meetings, regulatory correspondence, or other written communications with third parties (including legal or financial advisers) with respect to such geographic expansion, and of which Employee is aware due to her employment with the Bank.

7.2 Cause. “Cause” shall mean only (a) willful misfeasance or gross negligence in the performance of Employee’s duties, (b) conduct demonstrably and significantly harmful to the Bank (which would include willful violation of any final cease and desist order applicable to the Bank), or (c) conviction of a felony.

7.3 Change in Control. “Change in Control” shall mean the occurrence of one or more of the following events:

7.3.1 A person, or more than one person acting as a group (as defined in IRC 409A), acquires ownership of stock in CBSI or the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of, respectively, CBSI or the Bank;

7.3.2 A person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock in CBSI or the Bank that comprises thirty percent (30%) or more of the total voting power of the stock of, respectively, CBSI or the Bank;

7.3.3 A majority of the members of the board of directors of either CBSI or the Bank is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the such board of directors before the date of the appointment or election; or

7.3.4 A person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from CBSI or the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of, respectively, CBSI or the Bank immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring entity.

This definition of “Change in Control” is intended to comply with, and shall be interpreted in a manner consistent with, the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, as U.S. Treasury regulation issued thereunder.

7.4 Conflicting Organization. “Conflicting Organization” shall mean any person, entity, or organization engaged (or about to become engaged) in a business similar to, or that competes with, the business of the Bank in the Bank’s Market Area, including without limitation any bank or financial institution (including without limitation any trust company, finance company, or leasing company) in the Bank’s Market Area.

7.5 Good Reason. “Good Reason” shall mean (a) a material diminution in Employee’s base compensation, (b) a material diminution in Employee’s authority, duties or responsibilities, or (c) a relocation or transfer of Employee’s principal place of employment that would increase Employee’s commute on a regular basis by more than forty five (45) miles each way from her current residence to her current office location.

7.6 Termination of Employment. “Termination,” when used in reference to termination of employment, shall mean “separation from service,” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended, as U.S. Treasury regulation issued thereunder.

8. Specified Employee - Delay in Payments. If Employee is a “specified employee,” then amounts payable to him under this Agreement on account of a “separation from service” that could cause him to be subject to the gross income inclusion, interest and additional tax provisions of U.S. Internal Revenue Code § 409A(a)(1) shall not be paid until after the end of the sixth calendar month beginning after such separation from service (the “Suspension Period”). Within fourteen (14) calendar days after the end of the Suspension Period, the Company shall make a lump sum payment to Employee in cash in an amount equal to the sum of all payments delayed because of the preceding sentence. Thereafter, Employee shall receive any remaining payments under this Agreement as if the immediately preceding provisions of this paragraph 8 were not a part of the Agreement. For purposes of this Agreement, the terms “specified employee” and “separation from service” shall have the meanings given to those terms in U.S. Internal Revenue Code § 409A and the Treasury regulations issued thereunder.”

9. Miscellaneous.

9.1 Amendment. This Agreement may be modified or amended only upon amendment in writing signed by both parties. Employee and the Company understand, acknowledge, and agree that Employee and the Bank or CBSI have entered into other agreements which contain either change-in-control terms or restrictive covenants, including without limitation the Supplemental Executive Retirement Plan Agreement (and any amendments or restatements thereto). The parties understand, acknowledge, and agree that the terms of this Agreement are not intended by Employee, the Bank, or CBSI, and shall not be interpreted by any party, court or arbitrator, to supersede, modify, amend, change, negate, cancel or render null or void any other change-in-control terms or restrictive covenants between the parties contained in any other agreements, including without limitation, any change-in-control terms or restrictive covenants contained in the Supplemental Executive Retirement Plan Agreement (or any amendments or restatements thereof).

9.2 Binding Effect. This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors, and assign of the parties.

9.3 Enforceability. If an arbitrator or a court of competent jurisdiction shall find any provision of this Agreement illegal or unenforceable, the arbitrator or court may reform such provision to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable, and so as to permit maximum restrictions that are legal and enforceable to be applied to the Employee’s ability to compete with the Bank. If an arbitrator or court declines to amend any such provision as provided herein, the invalidity or unenforceability of any such provision shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Agreement.

9.4 Governing Law; Venue. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Pierce County, Washington. In the event of a dispute under this Agreement, the disputes shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules (“MAR”) adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as stipulation to that effect pursuant to MAR 1.2 and 8.1. The arbitrator, in his or her discretion, may award attorney’s fees to the prevailing party or parties.

9.5 Notices. Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy thereof in the United States registered or certified mail, postage prepaid, addressed to the following address or such other address as addressee shall designate in writing:

Company:	Columbia Bank 1301 ‘A’ Street, Ste. 800 Tacoma, WA 98402-4200 Attn: Chief Human Resources Officer

Employee:	Kumi Yamamoto Baruffi At the most recent address on file at the Company

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first above written.

BANK: COLUMBIA STATE BANK

By /s/ David Lawson
David Lawson
EVP and Chief Human Resources Officer

EMPLOYEE:

By /s/ Kumi Yamamoto Baruffi
Kumi Yamamoto Baruffi
EVP and General Counsel